STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”), effective as of July 2, 2009 (the “Effective Date”), is made by and between Global Clean Energy Holdings, Inc., a Utah corporation (the “Company”), and Mark Bernstein (the “Optionee”).  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in Section 13 of this Agreement.

NOW, THEREFORE, in consideration of the Optionees’ services to be rendered to the Company as a member of the Company’s Board of Directors, and the other mutual benefits to be derived herefrom, the Company and Optionee agree as follows:

1.           Grant of Option.  The Company hereby grants to Optionee the right, privilege and option (“Option”) to purchase 500,000 shares of the Company’s common stock (“Common Stock”) at an exercise price equal to $0.02 per share, the fair market price of the Company’s common stock on the Effective Date.  The Option shall expire on the fifth anniversary of the Effective Date (the “Expiration Date”).

2.           Vesting of Option.  The shares subject to the Option shall vest in ten (10) equal monthly installments on the first day of each month commencing August 31, 2009.  If the Optionee shall cease being a member of the Company’s Board of Directors for any reason (including his resignation, his failure to become re-elected, or his death) during the vesting period, the Option, to the extent not vested, shall terminate and Optionee shall immediately and automatically cease to have any ownership right in any shares of Common Stock that have not vested prior to the date of such termination.

3.           Method of Exercise.  The Option shall be exercised by written notice to the Company by the Optionee (or successor in the event of death).  Such written notice shall state the number of shares with respect to which such Option is being exercised and designate a time, during normal business hours of the Company, for the delivery thereof (“Exercise Date”), which time shall be at least five days after the giving of such notice unless an earlier date shall have been mutually agreed upon.  At the time specified in the written notice, the Company shall deliver to the Optionee at the principal office of the Company, or such other appropriate place as may be determined by the Board, a certificate or certificates for such shares.  Notwithstanding the foregoing, the Company may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange.  In the event the Option shall be exercisable by any Person other than the Optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such Person to exercise such Option.  The Option exercise price shall be payable in full on or before the option Exercise Date in any one of the following alternative forms:

a.           Full payment in cash or certified bank or cashier's check; or

b.           Any other method of payment acceptable to the Board, including, but not limited to, the delivery by Optionee of an irrevocable direction to a securities broker approved by the Company to sell the Common Stock and to deliver all or part of the sales proceeds to the Company in payment of all or part of the exercise price and any withholding taxes.

4.           Restrictions on Exercise and Delivery.  The exercise of the Option shall be subject to the condition that, if at any time the Board shall determine, in its sole and absolute discretion,

a.           the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Common Stock pursuant thereto,

b.           the listing, registration, or qualification of any Common Stock deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of Common Stock pursuant thereto, or

c.           the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Common Stock pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  Optionee shall execute such documents and take such other actions as are required by the Board to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval.  Neither the Company nor any officer or member of the Board (or a committee thereof), shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

5.           Nonassignability.  The Option may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Optionee only by Optionee (except as may be permitted by this Agreement).  Any transfer by Optionee of the Option shall void such Option and the Company shall have no further obligation with respect to the Option.  The Option shall not be pledged or hypothecated in any way, nor shall the Option be subject to execution, attachment or similar process.

6.           Rights as Shareholder.  Neither Optionee nor his executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Company in respect of the Common Stock unless and until certificates representing such Common Stock shall have been issued in Optionee’s name.

7.           No Right of Employment.  Neither the grant nor exercise of the Option nor anything in this Agreement shall impose upon the Company or any other corporation any obligation to employ or continue to employ Optionee.  The right of the Company to terminate Optionee shall not be diminished or affected because an Option has been granted to Optionee.

8.           Changes in Capital Structure.

Adjustment Provisions.

a.           If the shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or other securities of the Company through a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or exchanged with another company pursuant to a Reverse Merger, an appropriate and proportionate adjustment shall be made changing the number or kind of Common Stock allocated to any unexercised portion of the Option.  All such adjustments shall be made with a corresponding adjustment in the exercise price for each share of Common Stock covered by the Option.

b.           Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation (except for a Reverse Merger), the Company shall use its best efforts, but shall be under no obligation, to cause the reorganization, merger or consolidation agreement to include a provision for the assumption of the Option, or the substitution for the Option of a new option covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares of common stock and prices, and if the reorganization, merger or consolidation agreement so provides, the Option granted hereunder shall continue in the manner and under the terms so provided in such agreement.  Upon the dissolution or liquidation of the Company, or upon a sale of substantially all of its property, or a reorganization, merger or consolidation, which does not include a provision for assumption of the Option, the Option shall terminate.

9.           Representations and Warranties of Optionee.  In connection with the grant of the Option hereunder, Optionee hereby represents and warrants to the Company as follows:

a.           The Option is, and any Common Stock Optionee may acquire pursuant to the exercise of the Option (together with the Option, the “Securities”), will be acquired, by Optionee for investment for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and he has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of his property shall at all times be within his control.

b.           Optionee understands that the Securities will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), on the basis that the sale of the Securities is exempt from registration under the Securities Act under Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on Optionee’s representations set forth herein.

c.           Optionee understands and agrees that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption from such registration requirements, and that in the absence of an effective registration statement covering such Securities or an available exemption from registration under the Securities Act, such Securities must be held indefinitely.

d.             Optionee has the ability to bear the economic risks of Optionee’s investment in the Securities.  Optionee is able, without materially impairing Optionee’s financial condition, to hold Optionee’s investment in the Company for an indefinite period of time and to suffer a complete loss on Optionee’s investment.  Optionee understands and has fully considered for purposes of Optionee’s investment the risks of Optionee’s investment and understands that (x) an investment in the Company is suitable only for an investor who is able to bear the economic consequences of losing Optionee’s entire investment, (y) the Company has no financial or operating history, and (z) an investment in the Company represents an extremely speculative investment which involves a high degree of risk of loss.

e.             Optionee acknowledges and agrees that all certificates evidencing the Common Stock issuable hereunder shall bear substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR ANY OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

10.           Notices.  Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Company for such Person or at such other address as the Optionee may specify in writing to the Company.

11.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

12.           Governing Law.  This Agreement shall be governed by the laws of the State of California

13.           Definitions.  The terms below used herein shall have the following meanings:

a.            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

b.           “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing, or other entity.

c.           “Reporting Company” shall mean a Person subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act.

d.           “Reverse Merger” shall mean the merger of the Company into a Subsidiary of a corporation that is a Reporting Company (the “Resulting Parent”), with the shareholders of the Company exchanging their shares of the Company for shares in the Resulting Parent and the Company becoming a wholly owned Subsidiary of the Resulting Parent.

e.           “SEC” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

f.           “Subsidiary” when used in reference to any particular party shall mean a Person with respect to which the party either is (a) required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles, or (b) a beneficial owner of either at least 20% of any class of the Person’s securities or securities of the Person representing at least 20% of the voting power of all the Person’s outstanding securities that are entitled to vote in the election of its directors.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be July 2, 2009.

“COMPANY”	Global Clean Energy Holdings, Inc.,
a Utah corporation

	By:	/s/ BRUCE NELSON
Name: Bruce Nelson
Title: Chief Financial Officer
“OPTIONEE”

/s/ MARK BERNSTEIN
Mark Bernstein